UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2010

Date of Report (Date of earliest event reported)

LASERCARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-06377	77-0176309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 969-4428

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 20, 2010, LaserCard Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ASSA ABLOY Inc., an Oregon corporation (“Parent”), and American Alligator Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, and on the terms and subject to the conditions thereof, Purchaser agreed to commence a cash tender offer (the “Offer”) as promptly as reasonably practicable, and no later than four business days after the date of the Merger Agreement, to acquire all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”) at a price of $6.25 per Share, net to the holder thereof in cash, without interest and subject to any applicable withholding taxes (such amount the “Offer Price”). Following the completion of the Offer, Purchaser will be merged with and into the Company, in each case, on the terms and subject to the conditions of the Merger Agreement.

The consummation of the Offer will be conditioned on the satisfaction of customary closing conditions, including, among others, (i) that there be validly tendered and not withdrawn a number of Shares, that when added to any Shares already owned by Parent or any of its subsidiaries (including Purchaser) represents more than 50% of the then issued and outstanding Shares (including as issued and outstanding for purposes of this calculation options or other securities that are convertible or exchangeable for Shares at a price of $7.10 per Share or lower and that will be vested prior to June 20, 2011), (ii) that immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the Company Available Net Cash (as defined in the Merger Agreement) must be at least $30,000,000, and (iii) that the other conditions set forth in Annex A to the Merger Agreement have been satisfied or waived. The Offer is not subject to any financing condition.

Following the consummation of the Offer, subject to customary conditions (including approval of the Company’s shareholders, if required under applicable law), Purchaser will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held by the Company, Parent or Purchaser or their respective subsidiaries and Shares held by shareholders who properly demand and perfect dissenters’ rights under Delaware law) will be converted into the right to receive an amount equal to the Offer Price, on the terms and subject to the conditions of the Merger Agreement.

Pursuant to the Merger Agreement, stock options outstanding immediately prior to the Effective Time (whether or not vested) will be cancelled immediately after the Effective Time and converted into a right to receive an amount in cash (subject to applicable deductions and withholdings required by law) determined by multiplying (x) an amount equal to the Offer Price, less the applicable exercise price of the option by (y) the number of Shares subject to the option. The Company will take the actions required to provide for the lapse, immediately following the Effective Time, of all forfeiture provisions applicable to all Restricted Stock Units and Restricted Stock (each, as defined in the Merger Agreement), and the Restricted Stock Units and Restricted Stock outstanding immediately prior to the Effective Time will be cancelled immediately after the Effective Time and converted into the right to receive an amount in cash equal to the Offer Price less any applicable deductions and withholdings required by law.

If immediately following the successful consummation of the Offer, Purchaser holds, together with all shares held by Parent and its subsidiaries, at least 90% of the then-outstanding Shares (the “Short-Form Merger Threshold”), then Parent and Purchaser will consummate the Merger pursuant to the short form merger procedures under Delaware law as soon as practicable thereafter without a vote or any further action by the holders of Shares.

The Company has also granted to Purchaser an option (the “Top-Up Option”), exercisable only in accordance with the terms and subject to the conditions set forth in the Merger Agreement, to purchase at a price per Share equal to the Offer Price, that number of newly issued Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Purchaser at the time of exercise, will constitute one Share more than 90% of the outstanding Shares; provided, however, that the Top-Up Option will not be exercisable more than once or for a number of Shares in excess of the number of Shares authorized and unissued or held in the treasury of the Company. The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of the Top-Up Option Shares, Purchaser, together with Parent, would hold one Share more than 90% of the then outstanding Shares.

If following the successful consummation of the Offer, fewer than 90% of the total outstanding Shares are accepted for payment pursuant to the Offer, Purchaser may, without the consent of the Company, in order to seek additional Shares and facilitate the consummation of the Merger using the short form merger procedures, provide for a “subsequent offering period” (and one or more extensions thereof) of not less than 3 nor more than 20 business days in the aggregate.

If immediately following the successful consummation of the Offer (and the “subsequent offering period” provided by Purchaser, if any, and the exercise, if permitted under the Merger Agreement, of the Top-Up Option described above), Purchaser holds, together with all Shares held by Parent, less than 90% of the then outstanding Shares, Parent and the Company must obtain the approval of the Company’s shareholders holding a majority of the outstanding Shares to adopt the Merger Agreement prior to consummating the Merger. In this event, the Company has agreed to call and convene a shareholder meeting to obtain this approval, and Parent will vote all Shares owned by it or its subsidiaries (including Purchaser) in favor of the adoption of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of the parties. In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative Takeover Proposal (as defined in the Merger Agreement), subject to customary exceptions that permit the Company to respond to an unsolicited bona fide written Takeover Proposal if the Company’s board of directors reasonably determines in good faith that, after consultation with its financial advisor, such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined in the Merger Agreement), and that, after consulting with its outside counsel, the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties. The Merger Agreement contains certain termination rights for the Company and the Parent, including the Company’s right to terminate the Merger Agreement in order to accept an agreement with respect to an unsolicited Takeover Proposal that the Company’s board of directors determines in good faith constitutes a Superior Proposal, subject to the Company providing Parent with notice and an opportunity to negotiate to modify the terms of the Merger Agreement and payment by the Company of a $3,000,000 termination fee to Parent. This termination fee is also payable by the Company under certain other circumstances. In addition, the Company may be required to pay a $1,000,000 expense reimbursement fee to Parent. Under no circumstances shall the Company be responsible for paying more than one termination fee, and any expense reimbursement fee paid will be credited against any termination fee that may become payable by the Company.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the Company in connection with the signing of the Merger Agreement and contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

Tender and Support Agreement

Concurrently with the execution of the Merger Agreement, all directors and executive officers of the Company, who directly or indirectly own 389,033 Shares (including 150,487 shares of Restricted Stock), representing approximately 3.1% of the Shares outstanding as of December 20, 2010, entered into a Tender and Support Agreement with Parent (the “Tender and Support Agreement”), which provides, among other things, that such shareholders will tender their Shares in the Offer (other than shares of unvested Restricted Stock) and vote their Shares in favor of adoption of the Merger Agreement, if applicable. The parties to the Tender and Support Agreement also agreed, subject to customary exceptions, to certain restrictions on transfer of their Shares and not to exercise any options with an exercise price of $7.10 per Share or above.

The foregoing description of the Tender and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Tender and Support Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of LaserCard has not yet commenced. No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. At the time the tender offer is commenced, ASSA ABLOY Inc. and a wholly-owned subsidiary of ASSA ABLOY AB will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and LaserCard will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of LaserCard. In addition, all of these materials (and all other materials filed by LaserCard with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at http://www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents may be obtained by directing such requests to Alliance Advisors, the information agent for the tender offer, at (973) 873-7710 for banks and brokers or (866) 329-8434 for stockholders and all others.

Item 7.01.	Regulation FD Disclosure.

On December 20, 2010, the Company issued a press release announcing the Offer and the entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated December 20, 2010, by and among LaserCard Corporation, ASSA ABLOY, Inc. and American Alligator Acquisition Corp. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

10.1	Tender and Support Agreement dated December 20, 2010, by and among ASSA ABLOY Inc. and certain shareholders of LaserCard Corporation

99.1	Press release issued by LaserCard Corporation on December 20, 2010

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERCARD CORPORATION

Date: December 20, 2010	By:	/s/ Robert. T. DeVincenzi
Robert. T. DeVincenzi
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated December 20, 2010, by and among LaserCard Corporation, ASSA ABLOY Inc. and American Alligator Acquisition Corp. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

10.1	Tender and Support Agreement dated December 20, 2010, by and among ASSA ABLOY Inc. and certain shareholders of LaserCard Corporation

99.1	Press release issued by LaserCard Corporation on December 20, 2010